Exhibit 5.1

555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Tel: +1.202.637.2200 Fax: +1.202.637.2201

www.lw.com

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Milan

Starry Group Holdings, Inc.

38 Chauncy Street, Suite 200

Boston, MA 02111

Re: Starry Group Holdings, Inc. – Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Starry Group Holdings, Inc. (f/k/a Starry Holdings, Inc.), a Delaware corporation (the “Company”), in connection with the proposed issuance of (i) 206,032,381 shares (the “Class A Shares”) of Class A common stock, par value $0.0001 per share (the “Class A common stock”); (ii) 18,238,631 shares (the “Class X Shares” and together with the Class A Shares, the “Shares”) of Class X common stock, par value $0.0001 per share; and (iii) 20,653,333 warrants to acquire shares of Class A common stock (the “Warrants”) issued pursuant to that certain warrant agreement, dated as of October 8, 2020, between FirstMark Horizon Acquisition Corp., a Delaware corporation (“FirstMark”), and Continental Stock Transfer & Trust Company (as it may be amended, the “Warrant Agreement”). The Shares and the Warrants are included in a registration statement on Form S–4 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on November 5, 2021 (Registration No. 333–260847) (as amended, the “Registration Statement”) relating to the business combination contemplated by the agreement and plan of merger, dated as of October 6, 2021 (the “Transaction Agreement”), by and among FirstMark, the Company and the other parties thereto. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the proxy statement/prospectus contained therein, other than as expressly stated herein with respect to the issue of the Shares, the Warrants and the shares of Class A common stock underlying the Warrants (the “Warrant Shares”).

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters

February 3, 2022

without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and the internal laws of the State of New York, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.

When the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable Company stockholders, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Transaction Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

2.

When the Warrants shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable Warrant holders, and have been issued by the Company in the manner contemplated by the Transaction Agreement and the Warrant Agreement, the issue and sale of the Warrants will have been duly authorized by all necessary corporate action of the Company, and will be the legally valid and binding obligations of the Company, enforceable in accordance with the terms of the Warrant Agreement.

3.

When the Warrant Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Warrant holders, and have been issued by the Company upon exercise of the Warrants in the manner contemplated by the Warrant Agreement, such shares of Class A common stock will have been duly authorized by all necessary corporate action of the Company, and will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

Our opinions set forth in numbered paragraph 2 are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges,

February 3, 2022

monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) the creation, validity, attachment, perfection, or priority of any lien or security interest, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (m) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Warrants and the Warrant Agreement have been or will be duly authorized, executed and delivered by the parties thereto other than the Company, (b) that such securities constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the proxy statement/prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins

LLP